Exhibit 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: (203) 975-7110
Fax: (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES REDEMPTION
OF ALL OUTSTANDING 5½% SENIOR NOTES

STAMFORD, CT, July 1, 2019 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that it has given an irrevocable notice for the redemption on August 1, 2019 of all $300 million aggregate principal amount of its outstanding 5½% Senior Notes due 2022.  Pursuant to the terms of the indenture governing the 5½% Senior Notes, the Company will redeem all $300 million aggregate principal amount of its outstanding 5½% Senior Notes on August 1, 2019 at a redemption price of 100 percent of their principal amount plus accrued and unpaid interest up to the redemption date.  The Company will fund this redemption with revolving loan borrowings under its senior secured credit facility and cash on hand.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.4 billion in 2018.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading

SILGAN HOLDINGS
July 1, 2019

worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2018 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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